Exhibit 32.1

CERTIFICATE OF

PRESIDENT

AND

CHIEF FINANCIAL OFFICER

OF

NITRO PETROLEUM INCORPORATED

I, Larry Wise, President and Chief Financial Officer of Nitro Petroleum Incorporated (the “Company”), hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-Ksb for the year ended January 31, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at January 31, 2008, and the results of the Company’s operations for the fiscal year ended January 31, 2008.

Date: May 15, 2008	/s/ Larry Wise

Larry Wise
President and Chief Financial Officer